EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 24, 2018

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2018 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•
NET INCOME WAS $9.1 MILLION, OR $0.19 PER DILUTED SHARE, FOR THE THIRD QUARTER OF 2018 COMPARED TO $10.6 MILLION, OR 0.23 PER DILUTED SHARE, FOR THE SECOND QUARTER OF 2018 AND $8.1 MILLION, OR $0.17 PER DILUTED SHARE, FOR THIRD QUARTER 2017

◦	Current quarter over prior quarter decrease reflects the benefit of higher excess tax benefits of $1.3 million, or $0.03 per diluted share, in the second quarter of 2018

◦	Current quarter over comparable prior year quarter increase reflects the benefit of corporate tax reform

•	SECURITIES INCREASED $115.4 MILLION, OR 17.84% FROM JUNE 30, 2018

•	TOTAL LOANS REMAINED LEVEL COMPARED TO JUNE 30, 2018

◦	Originated loans increased 1.96% (7.78% annualized)

◦	Acquired loans decreased 9.58%, driven by paydowns

•	DEPOSITS (NON-BROKERED), INCREASED $144.9 MILLION, OR 5.18%, FROM JUNE 30, 2018

•	EFFICIENCY RATIO IMPROVED TO 55.95% FOR THE THIRD QUARTER OF 2018 COMPARED TO 56.40% FOR THE SECOND QUARTER OF 2018 AND 56.16% FOR THE 2017 THIRD QUARTER

•	ASSET QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.31% AND NON-PERFORMING ASSETS TO TOTAL ASSETS AT 0.23%

•
NET INTEREST MARGIN DECREASED TO 2.75%, OR 10 BASIS POINTS, FOR THE THIRD QUARTER OF 2018, AS COMPARED TO 2.85% FOR THE SECOND QUARTER OF 2018, AND 22 BASIS POINTS COMPARED TO 2.97% FOR THE 2017 THIRD QUARTER, DRIVEN BY THE RISING COST OF DEPOSITS

•	CASH DIVIDEND DECLARED OF $0.10 PER SHARE OF COMMON STOCK, PAYABLE NOVEMBER 21, 2018, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 7, 2018

WOODBRIDGE, N.J., OCT. 24, 2018....NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.19 and $0.64, respectively, for the quarter and nine months ended September 30, 2018, compared to basic and diluted earnings per common share of $0.17 and $0.57, respectively, for the quarter and nine months ended September 30, 2017. Earnings for the quarter and nine months ended September 30, 2018, benefited from the effects of federal tax reform (the “Tax Reform Act”), which reduced the federal statutory corporate tax rate to 21% from 35% effective January 1, 2018. Earnings for the nine months ended September 30, 2018, also benefited from excess tax benefits of $2.2 million, or $0.05 per diluted share, related to the exercise or vesting of equity awards. Earnings for the nine months ended September 30, 2017, benefited from excess tax benefits of $2.3 million, or $0.05 per diluted share, related to the exercise or vesting of equity awards, and $1.5 million, or $0.03, per diluted share of tax-exempt income from bank-owned life insurance proceeds in excess of the cash surrender value of the policies.
Commenting on the third quarter 2018 results, Steven M. Klein, the Company's President and Chief Executive Officer, noted, “The Company continued to focus on defending and increasing its deposit market share, while investing in shorter-term high quality securities in a rising rate environment, resulting in stable net interest income, improving liquidity, and a positive net interest spread on incremental deposit growth. While the rising interest rate environment and the competition for deposits in our marketplace puts upward pressure on our cost of deposits, we continue to be successful in growing our originated loan portfolio and improving our efficiency ratio.”
Mr. Klein further noted, “I'm pleased to announce that the Board of Directors has declared a dividend of $0.10 per common share, payable on November 21, 2018, to stockholders of record on November 7, 2018.”

Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2018 and 2017

Net income was $30.1 million and $26.5 million for the nine months ended September 30, 2018, and September 30, 2017, respectively. Significant variances from the comparable prior year period are as follows: a $2.3 million increase in net interest income, a $637,000 increase in the provision for loan losses, a $1.7 million decrease in non-interest income, and a $4.0 million decrease in income tax expense.

Net interest income for the nine months ended September 30, 2018, increased $2.3 million, or 2.8%, to $83.2 million, from $80.9 million for the nine months ended September 30, 2017, primarily due to a $301.1 million, or 8.3%, increase in our average interest-earning assets, partially offset by a 15 basis point decrease in our net interest margin to 2.84% from 2.99% for the nine months ended September 30, 2017. The increase in average interest-earning assets was due to increases in average loans outstanding of $142.3 million, average mortgage-backed securities of $93.7 million, average other securities of $61.0 million, and average interest-earning deposits in financial institutions of $5.4 million, partially offset by a decrease in average Federal Home Loan Bank of New York (“FHLBNY”) stock of $1.2 million. The increase in average loans was primarily due to originated loan growth as well as loan pool purchases during the first quarter of 2018. Net interest income for the nine months ended September 30, 2018, included loan prepayment income of $1.5 million as compared to $886,000 for the nine months ended September 30, 2017. Yields earned on interest-earning assets increased seven basis points to 3.70% for the nine months ended September 30, 2018, from 3.63% for the nine months ended September 30, 2017, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 28 basis points to 1.10% for the nine months ended September 30, 2018, from 0.82% for the nine months ended September 30, 2017, due to the rising cost of deposits and borrowed funds, attributed in large part to higher rates offered on savings and certificates of deposit accounts to remain competitive in the rising rate environment.

The provision for loan losses increased by $637,000 to $2.0 million for the nine months ended September 30, 2018, from $1.4 million for the nine months ended September 30, 2017, primarily due to an increase in net charge-offs and an increase in the specific reserve on an impaired loan, partially offset by less loan growth for the nine months ended September 30, 2018, as compared to the comparable prior year period. Net charge-offs for the nine months ended September 30, 2018, were $482,000, as compared to net recoveries of $133,000 for the nine months ended September 30, 2017. The increase in net-charge-offs was primarily due to a $428,000 charge-off on an impaired commercial real estate loan in the current quarter.

Non-interest income decreased $1.7 million, or 18.6%, to $7.5 million for the nine months ended September 30, 2018, from $9.2 million for the nine months ended September 30, 2017, primarily due to a decrease in income on bank owned life insurance, attributable to $1.5 million of insurance proceeds in excess of the related cash surrender value of the policies, received in the first quarter of 2017, and a decrease of $109,000 in gains on securities transactions, net. Securities gains, net, during the nine months ended September 30, 2018, included gains of $714,000 related to the Company’s trading portfolio, compared to gains of $1.0 million in the comparative prior year period. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense remained relatively stable at $51.3 million for the nine months ended September 30, 2018, compared to $51.0 million for the nine months ended September 30, 2017.

The Company recorded income tax expense of $7.3 million for the nine months ended September 30, 2018, compared to $11.3 million for the nine months ended September 30, 2017. The effective tax rate for the nine months ended September 30, 2018, was 19.5% compared to 29.9% for the nine months ended September 30, 2017, reflecting the reduction of the federal statutory corporate tax rate to 21% from 35% by the Tax Reform Act, partially offset by lower excess tax benefits. Excess tax benefits were $2.2 million for the current period as compared to $2.3 million for the comparative prior year period. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company has approximately 319,000 options outstanding at September 30, 2018, from its 2009 grants which expire on January 30, 2019, at a weighted average price of $7.09 per share and a weighted average grant date fair value of $2.30 per share. To the extent these options are exercised during the remainder of 2018, this will result in additional tax benefits which will have a positive effect on our effective tax rate. The effective tax rate for the nine months ended September 30, 2017, benefited from $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and will require companies to file combined tax returns beginning in 2019. The new legislation did not result in a material change to our net deferred tax asset or state tax expense in the current quarter. Management continues to evaluate the effect of this new legislation, including the issuance of regulations by the New Jersey Division of Taxation, on our net deferred tax asset and future tax expense.

Comparison of Operating Results for the Three Months Ended September 30, 2018 and 2017

Net income was $9.1 million and $8.1 million for the quarters ended September 30, 2018, and September 30, 2017, respectively. Significant variances from the comparable prior year quarter are as follows: a $572,000 increase in net interest income, an $816,000 increase in the provision for loan losses, a $272,000 increase in non-interest expense, and a $1.4 million decrease in income tax expense.

Net interest income for the quarter ended September 30, 2018, increased $572,000, or 2.1%, primarily due to a $370.1 million, or 10.1%, increase in our average interest-earning assets, partially offset by a 22 basis point decrease in our net interest margin to 2.75% from 2.97% for the quarter ended September 30, 2017. The increase in average interest-earning assets was due to increases in average loans outstanding of $137.4 million, average mortgage-backed securities of $152.2 million, and average other securities of $83.7 million, partially offset by decreases of $2.3 million in average interest-earning deposits in financial institutions and $923,000 in average FHLBNY stock. The increase in average loans was primarily due to originated loan growth. Net interest income for the quarter ended September 30, 2018 included loan prepayment income of $367,000, relatively consistent to $366,000 recorded for the quarter ended September 30, 2017. Yields earned on interest-earning assets increased eight basis points to 3.72% for the quarter ended September 30, 2018, from 3.64% for the quarter ended September 30, 2017, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 37 basis points to 1.23% for the current quarter as compared to 0.86% for the comparable prior year quarter, due to the rising cost of deposits and borrowed funds, attributed in large part to higher rates offered on savings and certificates of deposit accounts to remain competitive in the rising rate environment.

The provision for loan losses increased by $816,000 to $1.3 million for the quarter ended September 30, 2018, from $488,000 for the quarter ended September 30, 2017, primarily due to an increase in net charge-offs and an increase in the specific reserve on an impaired loan, partially offset by less loan growth in the current quarter as compared to the comparable prior year quarter. Net charge-offs were $498,000 for the quarter ended September 30, 2018, compared to net recoveries of $6,000 for the quarter ended September 30, 2017. The increase in net-charge-offs was primarily due to a charge-off of $428,000 on an impaired commercial real estate loan in the current quarter.

Non-interest income remained level at $2.6 million for both quarters ended September 30, 2018 and September 30, 2017.

Non-interest expense increased $272,000, or 1.6%, to $17.1 million for the quarter ended September 30, 2018, from $16.8 million for the quarter ended September 30, 2017. The increase was due primarily to increases of $208,000 in occupancy costs, attributed in large part to higher rent expense associated with a new branch office and expanded space in our corporate offices, and $317,000 in professional fees, partially offset by a decrease of $150,000 in employee compensation and benefits.

The Company recorded income tax expense of $3.1 million for the quarter ended September 30, 2018, compared to $4.5 million for the quarter ended September 30, 2017. The effective tax rate for the quarter ended September 30, 2018, was 25.3% compared to 35.8% for the quarter ended September 30, 2017, reflecting the reduction of the federal statutory corporate tax rate to 21% from 35%.

Comparison of Operating Results for the Three Months Ended September 30, 2018, and June 30, 2018

Net income was $9.1 million and $10.6 million for the quarters ended September 30, 2018, and June 30, 2018, respectively. Significant variances from the prior quarter are as follows: a $154,000 increase in net interest income, a $634,000 increase in the provision for loan losses, a $192,000 increase in non-interest income, and a $1.2 million increase in income tax expense.

Net interest income for the quarter ended September 30, 2018, increased by $154,000, or 0.6%, primarily due to a $118.9 million, or 3.0%, increase in our average interest-earning assets, partially offset by a 10 basis point decrease in our net interest margin to 2.75% from 2.85% for the quarter ended June 30, 2018. The increase in average interest-earning assets was due to increases in average loans outstanding of $28.8 million, average mortgage-backed securities of $43.8 million, average other securities of $34.1 million, and average interest-earning deposits in financial institutions of $12.3 million. Net interest income for the quarter ended September 30, 2018 included loan prepayment income of $367,000, as compared to $479,000 for the quarter ended June 30, 2018. Yields earned on interest-earning assets increased three basis points to 3.72% for the quarter ended September 30, 2018, from 3.69% for the quarter ended June 30, 2018, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 15 basis points to 1.23% for the current quarter as compared to 1.08% for the prior quarter, due to the rising cost of deposits and borrowed funds.

The provision for loan losses increased by $634,000 to $1.3 million for the quarter ended September 30, 2018, from $670,000 for the quarter ended June 30, 2018, primarily due to an increase in net charge-offs in the current quarter and an increase in the specific reserve of an impaired loan, partially offset by a decrease in loan growth from the trailing quarter. Net charge-offs were $498,000 for the quarter ended September 30, 2018, compared to net recoveries of $40,000 for the quarter ended June 30, 2018.

Non-interest income increased $192,000, or 7.9%, to $2.6 million for the quarter ended September 30, 2018, from $2.4 million for the quarter ended June 30, 2018. This increase was primarily due to an increase of $106,000 in gains on securities transactions, net, and a $94,000 increase in fees and service charges for customer services. Securities gains, net, during the quarter ended September 30, 2018, included gains of $412,000 related to the Company’s trading portfolio, compared to gains of $197,000 in the prior quarter. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Plan. The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

The Company recorded income tax expense of $3.1 million for the quarter ended September 30, 2018, compared to $1.9 million for the quarter ended June 30, 2018. The effective tax rate for the quarter ended September 30, 2018 was 25.3% compared to 15.1% for the quarter ended June 30, 2018, the increase being primarily due to lower excess tax benefits. Excess tax benefits were $101,000 in the current quarter as compared to $1.3 million in the quarter ended June 30, 2018.

Financial Condition
Total assets increased $295.0 million, or 7.4%, to $4.29 billion at September 30, 2018, from $3.99 billion at December 31, 2017. The increase was primarily due to an increase in our available-for sale debt securities portfolio of $226.7 million and an increase in loans held-for-investment, net, of $66.0 million.

As of September 30, 2018, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 406%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $66.0 million to $3.21 billion at September 30, 2018, from $3.14 billion at December 31, 2017. Originated loans held-for-investment, net, totaled $2.60 billion at September 30, 2018, as compared to $2.43 billion at December 31, 2017. The increase was primarily due to an increase in multifamily real estate loans of $112.2 million, or 6.5%, to $1.85 billion at September 30, 2018, from $1.74 billion at December 31, 2017, and an increase in commercial real estate loans of $57.5 million, or 12.9%, to $502.7 million at September 30, 2018, from $445.2 million at December 31, 2017, partially offset by decreases in acquired loans and purchased credit-impaired (“PCI”) loans.

The following tables detail our multifamily real estate originations for the nine months ended September 30, 2018 and 2017 (dollars in thousands):

For the Nine Months Ended September 30, 2018
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$256,442	3.88%	64%	78	V	25 to 30 Years
12,365	4.17%	39%	181	F	15 Years
$268,807	3.89%	63%

For the Nine Months Ended September 30, 2017
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$247,421	3.61%	60%	80	V	15 to 30 Years
750	5.07%	48%	1	V	25 Years
16,640	3.95%	44%	180	F	15 Years
$264,811	3.63%	59%
Acquired loans decreased by $104.3 million to $588.5 million at September 30, 2018, from $692.8 million at December 31, 2017, primarily due to paydowns of one-to-four family residential and multifamily loans with weighted average interest rates (net of the servicing fee retained by the originating bank) ranging from 2.45% to 3.05%, partially offset by purchases of one-to-four family residential loan pools during the first quarter of 2018, totaling $37.5 million.
PCI loans totaled $20.5 million at September 30, 2018, as compared to $22.7 million at December 31, 2017. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.0 million and $3.1 million attributable to PCI loans for the three and nine months ended September 30, 2018, respectively, as compared to $1.4 million and $4.1 million for the three and nine months ended September 30, 2017, respectively.

The Company’s available-for-sale debt securities portfolio increased by $226.7 million, or 44.1%, to $740.5 million at September 30, 2018, from $513.8 million at December 31, 2017. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At September 30, 2018, $556.7 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $183.5 million in corporate bonds, all of which were considered investment grade at September 30, 2018, and $278,000 in municipal bonds.

Total liabilities increased $279.5 million, or 8.3%, to $3.63 billion at September 30, 2018, from $3.35 billion at December 31, 2017. The increase was primarily attributable to an increase in deposits of $304.3 million, partially offset by a decrease in other borrowings of $30.4 million.

Deposits increased $304.3 million, or 10.7%, to $3.14 billion at September 30, 2018, as compared to $2.84 billion at December 31, 2017. The increase was attributable to increases of $39.5 million in savings and money market accounts and $316.0 million in certificates of deposit, partially offset by decreases of $51.2 million in transaction accounts. Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2018	June 30, 2018	December 31, 2017
Transaction:
Non-interest bearing checking	$395,500	$411,427	$407,267
Negotiable orders of withdrawal	425,722	421,167	465,140
Total transaction	821,222	832,594	872,407
Savings:
Savings	513,220	417,665	424,789
Money market	751,894	744,553	800,854
Total savings	1,265,114	1,162,218	1,225,643
Certificates of deposit:
Brokered deposits	199,945	170,835	150,639
$250,000 and under	705,925	652,127	477,326
Over $250,000	149,062	149,507	110,964
Total certificates of deposit	1,054,932	972,469	738,929
Total deposits	$3,141,268	$2,967,281	$2,836,979

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2018	June 30, 2018	December 31, 2017

Business customers	$483,674	$469,285	$447,718
Municipal customers	$303,672	$296,575	$345,581

Borrowings and securities sold under agreements to repurchase decreased by $30.4 million, or 6.4%, to $441.2 million at September 30, 2018, from $471.5 million at December 31, 2017. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at September 30, 2018 (dollars in thousands):

Year	Amount	Weighted Average Rate
2018	$32,080	1.67%
2019	123,502	1.48%
2020	90,000	1.65%
2021	70,000	1.80%
2022	20,000	1.97%
Thereafter	100,000	2.91%
	$435,582	1.93%

Total stockholders’ equity increased by $15.5 million to $654.4 million at September 30, 2018, from $638.9 million at December 31, 2017. The increase was primarily attributable to net income of $30.1 million for the nine months ended September 30, 2018, and a $7.5 million increase related to ESOP and equity award activity. These increases were partially offset by dividend payments of $14.0 million and an $8.1 million increase in unrealized losses on our debt securities available-for-sale portfolio as a result of the increased interest rate environment.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2018, June 30, 2018, and December 31, 2017 (dollars in thousands):

	September 30, 2018	June 30, 2018	December 31, 2017
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$8,128	$4,620	$4,087
One-to-four family residential	1,140	964	774
Multifamily	567	568	417
Home equity and lines of credit	152	154	156
Commercial and industrial	—	72	74
Total non-accrual loans	9,987	6,378	5,508
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
One-to-four family residential	33	—	27
Other	—	—	1
Total loans delinquent 90 days or more and still accruing	33	—	28
Total non-performing loans	10,020	6,378	5,536
Other real estate owned	—	850	850
Total non-performing assets	$10,020	$7,228	$6,386
Non-performing loans to total loans	0.31%	0.20%	0.18%
Non-performing assets to total assets	0.23%	0.17%	0.16%
Loans subject to restructuring agreements and still accruing	$16,575	$16,758	$18,003
Accruing loans 30 to 89 days delinquent	$11,926	$14,552	$12,044

The increase in non-accrual loans during the quarter was primarily attributable to two commercial real estate loans totaling approximately $4.0 million (originated $1.1 million and acquired $2.9 million) being placed on non-accrual status during the third quarter of 2018. The originated loan collateral consists of a funeral home located in New Jersey and the acquired loan collateral consists of a religious school and administrative offices located in New Jersey. The loans have been individually evaluated for impairment and no specific reserve was deemed necessary as the loans are adequately secured by collateral with an aggregate fair value of approximately $5.2 million.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $11.9 million and $12.0 million at September 30, 2018, and December 31, 2017, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2018, June 30, 2018, and December 31, 2017 (dollars in thousands):

	September 30, 2018	June 30, 2018	December 31, 2017
Held-for-investment
Real estate loans:
Commercial	$3,810	$6,633	$4,347
One-to-four family residential	5,623	6,154	4,162
Multifamily	2,117	1,596	3,298
Construction and land	—	2	6
Home equity and lines of credit	80	114	—
Commercial and industrial loans	296	44	202
Other loans	—	9	29
Total delinquent accruing loans held-for-investment	$11,926	$14,552	$12,044

PCI Loans (Held-for-Investment)

At September 30, 2018, 11.7% of PCI loans were past due 30 to 89 days, and 23.9% were past due 90 days or more, as compared to 10.8% and 17.1%, respectively, at December 31, 2017.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7) (8)	0.84%	0.82%	1.03%	0.97%	0.91%
Return on equity (ratio of net income to average equity) (7) (8)	5.51	5.01	6.58	6.22	5.57
Average equity to average total assets	15.32	16.42	15.61	15.57	16.33
Interest rate spread	2.49	2.78	2.61	2.60	2.81
Net interest margin	2.75	2.97	2.85	2.84	2.99
Efficiency ratio(2) (8)	55.95	56.16	56.40	56.51	56.57
Non-interest expense to average total assets	1.59	1.70	1.65	1.65	1.75
Non-interest expense to average total interest-earning assets	1.69	1.83	1.75	1.75	1.89
Average interest-earning assets to average interest-bearing liabilities	127.37	128.51	128.83	128.23	128.62
Asset Quality Ratios:
Non-performing assets to total assets	0.23	0.16	0.17	0.23	0.16
Non-performing loans(3) to total loans(4)	0.31	0.18	0.20	0.31	0.18
Allowance for loan losses to non-performing loans held-for-investment	276.31	463.40	421.48	276.31	463.40
Allowance for loan losses to originated loans held-for-investment, net(5)	1.03	1.07	1.02	1.03	1.07
Allowance for loan losses to total loans held-for-investment, net(6)	0.86	0.83	0.83	0.86	0.83

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months ended June 30, 2018, includes excess tax benefits of $1.3 million related to the exercise or vesting of equity awards. The nine months ended September 30, 2018 and 2017, include excess tax benefits of $2.2 million and $2.3 million, respectively, related to the exercise or vesting of equity awards. Excess tax benefits will fluctuate based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.
(8) The nine months ended September 30, 2017, includes $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2018	June 30, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$13,332	$13,538	$17,446
Interest-bearing deposits in other financial institutions	45,403	45,195	40,393
Total cash and cash equivalents	58,735	58,733	57,839
Trading securities	10,670	10,167	9,597
Debt securities available-for-sale, at estimated fair value	740,518	625,279	513,782
Debt securities held-to-maturity, at amortized cost	9,560	9,819	9,931
Equity securities	1,183	1,301	1,339
Originated loans held-for-investment, net	2,597,816	2,547,920	2,425,275
Loans acquired	588,517	650,875	692,803
Purchased credit-impaired (PCI) loans held-for-investment	20,535	21,331	22,741
Loans held-for-investment, net	3,206,868	3,220,126	3,140,819
Allowance for loan losses	(27,687)	(26,882)	(26,160)
Net loans held-for-investment	3,179,181	3,193,244	3,114,659
Accrued interest receivable	11,984	11,413	10,713
Bank owned life insurance	153,218	152,298	150,604
Federal Home Loan Bank of New York stock, at cost	23,960	27,718	25,046
Premises and equipment, net	25,229	25,058	25,746
Goodwill	38,411	38,411	38,411
Other real estate owned	—	850	850
Other assets	33,766	33,867	32,900
Total assets	$4,286,415	$4,188,158	$3,991,417

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$3,141,268	$2,967,281	$2,836,979
Securities sold under agreements to repurchase	—	—	2,000
Federal Home Loan Bank advances and other borrowings	441,191	524,335	469,549
Advance payments by borrowers for taxes and insurance	16,999	18,009	14,798
Accrued expenses and other liabilities	32,537	28,878	29,214
Total liabilities	3,631,995	3,538,503	3,352,540
Total stockholders’ equity	654,420	649,655	638,877
Total liabilities and stockholders’ equity	$4,286,415	$4,188,158	$3,991,417

Total shares outstanding	49,534,744	49,481,589	48,803,885
Tangible book value per share (1)	$12.41	$12.33	$12.28

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.1 million, $1.2 million, and $1.4 million at September 30, 2018, June 30, 2018, and December 31, 2017, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Interest income:
Loans	$32,443	$30,424	$31,456	$94,686	$89,085
Mortgage-backed securities	3,475	2,175	3,068	9,269	6,791
Other securities	1,104	370	821	2,427	905
Federal Home Loan Bank of New York dividends	428	365	398	1,240	1,061
Deposits in other financial institutions	277	191	192	722	412
Total interest income	37,727	33,525	35,935	108,344	98,254
Interest expense:
Deposits	7,593	4,168	6,050	18,854	11,687
Borrowings	2,210	2,005	2,115	6,252	5,629
Total interest expense	9,803	6,173	8,165	25,106	17,316
Net interest income	27,924	27,352	27,770	83,238	80,938
Provision for loan losses	1,304	488	670	2,008	1,371
Net interest income after provision for loan losses	26,620	26,864	27,100	81,230	79,567
Non-interest income:
Fees and service charges for customer services	1,241	1,238	1,147	3,602	3,563
Income on bank owned life insurance	919	970	914	2,787	4,438
Gains on securities transactions, net	419	337	313	892	1,001
Other	58	70	71	205	197
Total non-interest income	2,637	2,615	2,445	7,486	9,199
Non-interest expense:
Compensation and employee benefits	9,443	9,593	9,121	27,681	29,339
Occupancy	3,015	2,807	2,950	9,061	8,460
Furniture and equipment	239	279	252	747	871
Data processing	1,153	1,155	1,150	3,527	3,436
Professional fees	886	569	909	2,558	2,034
FDIC insurance	241	279	274	812	795
Other	2,123	2,146	2,384	6,880	6,055
Total non-interest expense	17,100	16,828	17,040	51,266	50,990
Income before income tax expense	12,157	12,651	12,505	37,450	37,776
Income tax expense(1)	3,081	4,525	1,893	7,318	11,292
Net income	$9,076	$8,126	$10,612	$30,132	$26,484
Net income per common share:
Basic	$0.19	$0.18	$0.23	$0.65	$0.59
Diluted	$0.19	$0.17	$0.23	$0.64	$0.57
Basic average shares outstanding	46,604,051	45,492,713	46,184,918	46,192,273	45,257,199
Diluted average shares outstanding	47,294,645	46,741,223	47,109,977	47,137,407	46,834,347

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,202,616	$32,443	4.02%	$3,173,787	$31,456	3.98%	$3,065,206	$30,424	3.94%
Mortgage-backed securities (3)	565,783	3,475	2.44	522,009	3,068	2.36	413,627	2,175	2.09
Other securities (3)	160,877	1,104	2.72	126,823	821	2.60	77,170	370	1.90
Federal Home Loan Bank of New York stock	25,499	428	6.66	25,487	398	6.26	26,422	365	5.48
Interest-earning deposits in financial institutions	69,327	277	1.59	57,061	192	1.35	71,606	191	1.06
Total interest-earning assets	4,024,102	37,727	3.72	3,905,167	35,935	3.69	3,654,031	33,525	3.64
Non-interest-earning assets	244,191			238,225			265,652
Total assets	$4,268,293			$4,143,392			$3,919,683

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,620,562	$2,691	0.66%	$1,655,819	$2,312	0.56%	$1,686,677	$2,033	0.48%
Certificates of deposit	1,064,005	4,902	1.83	900,437	3,738	1.67	653,512	2,135	1.30
Total interest-bearing deposits	2,684,567	7,593	1.12	2,556,256	6,050	0.95	2,340,189	4,168	0.71
Borrowed funds	474,773	2,210	1.85	475,067	2,115	1.79	503,240	2,005	1.58
Total interest-bearing liabilities	3,159,340	9,803	1.23	3,031,323	8,165	1.08	2,843,429	6,173	0.86
Non-interest bearing deposits	404,570			414,792			378,191
Accrued expenses and other liabilities	50,527			50,589			54,278
Total liabilities	3,614,437			3,496,704			3,275,898
Stockholders' equity	653,856			646,688			643,785
Total liabilities and stockholders' equity	$4,268,293			$4,143,392			$3,919,683

Net interest income		$27,924			$27,770			$27,352
Net interest rate spread (4)			2.49%			2.61%			2.78%
Net interest-earning assets (5)	$864,762			$873,844			$810,602
Net interest margin (6)			2.75%			2.85%			2.97%
Average interest-earning assets to interest-bearing liabilities			127.37%			128.83%			128.51%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,169,780	$94,686	3.99%	$3,027,517	$89,085	3.93%
Mortgage-backed securities (3)	524,904	9,269	2.36	431,186	6,791	2.11
Other securities (3)	126,578	2,427	2.56	65,603	905	1.84
Federal Home Loan Bank of New York stock	25,271	1,240	6.56	26,458	1,061	5.36
Interest-earning deposits in financial institutions	69,528	722	1.39	64,164	412	0.86
Total interest-earning assets	3,916,061	108,344	3.70	3,614,928	98,254	3.63
Non-interest-earning assets	241,828			277,263
Total assets	$4,157,889			$3,892,191

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,652,683	$7,146	0.58%	$1,717,916	$6,142	0.48%
Certificates of deposit	929,654	11,708	1.68	594,100	5,545	1.25
Total interest-bearing deposits	2,582,337	18,854	0.98	2,312,016	11,687	0.68
Borrowed funds	471,567	6,252	1.77	498,640	5,629	1.51
Total interest-bearing liabilities	3,053,904	25,106	1.10	2,810,656	17,316	0.82
Non-interest bearing deposits	408,116			381,173
Accrued expenses and other liabilities	48,596			64,858
Total liabilities	3,510,616			3,256,688
Stockholders' equity	647,273			635,503
Total liabilities and stockholders' equity	$4,157,889			$3,892,191

Net interest income		$83,238			$80,938
Net interest rate spread (4)			2.60%			2.81%
Net interest-earning assets (5)	$862,157			$804,272
Net interest margin (6)			2.84%			2.99%
Average interest-earning assets to interest-bearing liabilities			128.23%			128.62%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.